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                                                                      EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


To The Board of Directors
BankBoston Corporation


We consent to the incorporation by reference, in the registration statements of BankBoston Corporation on Form S-3 (Registration Nos. 33-52571, 333-13697, 333-38135, 333-47125, 333-47125-01 and 333-47125-02) and Form S-8 (Registration Nos.
33-1899, 33-11186, 33-64462, 333-00297, 333-07329, 333-09041, 333-12851, 333-
18999, 333-24199 and 333-41589) of our report dated January 15, 1998 on our audits of the consolidated financial statements of BankBoston Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 included in the Corporation's 1997 Annual Report to Stockholders and in Exhibit 13 to the Corporation's 1997 Annual Report on Form 10-K.

The consolidated financial statements of BayBanks, Inc., for the year ended December 31, 1995, prior to the restatement for the 1996 pooling of interests, included in the 1995 restated consolidated financial statements were audited by other auditors whose reports expressed unqualified opinions on those financial statements. We audited the combination of the accompanying consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1996 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the financial statements.



                          /S/ COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 17, 1998